Bioshaft Water Technology Inc.

111 West Ocean Blvd 4th Fl

Long Beach, CA 90802

RE:	AGREEMENT BETWEEN
BIOSHAFT WATER TECHNOLOGY INC. (the “Company”)
AND WALTER ZURAWICK

Further to the discussion between Bioshaft Water Technology Inc. and WALTER ZURAWICK, below are the terms of the agreement between the Company and Walter Zurawick.

AGREEMENT

DATED on the 1st day of February, 2014 by BioShaft Water Technology Inc. a State of Nevada Corporation with offices in Long Beach, CA (the “Company”) and WALTER ZURAWICK (the “Consultant”) an individual with East Coast office located at 182 Grand Oak Circle, Venice, Florida 34292.

A.) The Company hereby retains the services of Walter Zurawick to to render his services as Vice President, Sales (U.S. East Coast Operations) of Bioshaft , Duties to include::

1.

Develop and impliment a marketing and business development plan for the Eastern United States (the “Territory”).

2.

Responsible for managing sales in the municipal, industrial marketplace.

3.

Support the Company’s marketing and strategic planning efforts.

4.

Support sales efforts worldwide.

5.

Recruit and train sales representatives in the Territory.

6.

Supervise, motivate and monitor sales representatives.

7.

Establish budgets/targets.

8.

Generate new leads.

9.

Assist in proposal process.

10.

Responsible for closing sales.

11.

Liaison with other managers.

12.

Maintain detailed knowledge of Company products and services.

13.

Upon the Company’s request, organize and manage trade shows for the company.

14.

Monitor and stay active regarding competitors.

All the above services shall be performed exclusively within the Territory except as otherwise agreed in advance by the Company and Consultant.

B.) Consultant hereby accepts such retention on the terms and conditions herein set forth and agree to use their best efforts to perform these services at the request of the Company.

C.) Consultant shall not be required to devote any minimum or specific expenditure of time in performing these services, provided that the Consultant shall be reasonably accessible to the Company during normal business hours and shall devote such efforts to the effective performance of such services as may be commensurate therewith.

TERM

The term from of this Agreement shall be effective as of February 1, 2014 on a month to month basis.  Either party may terminate this Agreement without cause by giving 30 days written notice to the other.

COMPENSATION

In full consideration and compensation for the consulting services to be rendered to the Company by the Consultant, the Consultant shall be remunerated as follows (all figures are in US dollars)

1.

The Company shall pay the Consultant Five thousand dollars ($5,000.00) per month during which the services are rendered by the Consultant pursuant to this Agreement on the Company’s behalf (the “Compensation”).   Compensation shall be payable in arrears with Company’s payroll following the completion of each month during the term and will be pro-rated on a daily basis for partial months based on a 30 day calendar month.

2.

Additionally, the Company shall pay to the Consultant a commission of (i) Three percent (3%) of the gross proceeds actually received by the Company from sales leads identified by the Consultant prior February 1, 2014 (“Existing Opportunities”); or (ii) five percent (5%) of the gross proceeds actually received by the Company from sales leads identified by the Consultant after February 1, 2014 (“New Opportunities”).

Upon any sale, Consultant must promptly give written notice to the Company of any Existing Opportunities, accompanied by verifiable documentation (i.e. email records, fax records, date stamped correspondence, courier receipts etc.) supporting the identification and contact of such lead prior to February 1, 2014.  Unsupported or non-objectively verifiable leads shall be deemed New Opportunities.

EXPENSES

The Compensation shall be inclusive of Consultant’s overhead expenses in connection with the services described herein, including but not limited to telephone, facsimile, postage, photocopying, healthcare insurance, federal and state income taxes, travel and courier expenses. The Company agrees to reimburse the Consultant for any additional pre-approved and documented expenses incurred by the Consultant in relation to the services.

COMPANY’S OBLIGATIONS

The Company shall make available to the Consultant during the term of this Agreement such information concerning the business, assets, operations and financial condition of the Company, which the Consultant reasonably requests in connection with the performance of its obligations.  So long as the Company maintains current public information in accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company’s obligations in this regard shall be deemed satisfied.  The Consultant may rely on the accuracy of all such information without independent verification.

CONFIDENTIALITY

The Consultant hereby agrees to maintain in the strictest confidence all such information provided to it by the Company, provided that such information is first identified by the Company as confidential information.

INDEMNIFICATION

The Company shall indemnify and hold harmless the Consultant against any and all loss, liability, damage, cost or expense arising out of any claim or lawsuit, actual or threatened, which the Consultant may suffer, sustain or become subject to, as a result of, or in connection with, the performance of their obligations under this Agreement, except for any loss, liability or expense which is suffered as the result of, or in connection with, the Consultant’s willful misconduct, provided that the Consultant shall give prompt written notice to, and shall cooperate with and render assistance to, the Company regarding any such claim or lawsuit, and provided further the Company shall have the option to undertake and conduct the defense of any such claim or lawsuit.

ENTIRE AGREEMENT

This Agreement constitutes the entire Agreement between the parties and replaces all previous agreements, written or oral between the parties.  This agreement can only be amended in writing and both parties must sign all amendments.

Please indicate acceptance of these terms by signing below where indicated.

Walter Zurawick	BioShaft Water Technology, Inc.

/s/ Walter Zurawick_	/s/ Bashar Amin

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